EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CDK ANNOUNCES CEO TRANSITION PLAN

Chief Executive Officer Steven J. Anenen to Retire by End of Fiscal 2016

Brian P. MacDonald, Seasoned Chief Executive, Appointed Successor

HOFFMAN ESTATES, Ill., December 11, 2015 – CDK Global, Inc. (Nasdaq: CDK) ("CDK" or the "Company") today announced a leadership transition plan in which Brian P. MacDonald, who currently serves on the Company's Board of Directors, will succeed Steven J. Anenen as Chief Executive Officer of CDK by June 30, 2016.  Mr. Anenen will step down as CEO once the transition has been completed, following a distinguished 40-year career.

Effective January 1, 2016, Mr. MacDonald will assume the role of President and will work closely with Mr. Anenen to ensure a smooth transition while driving the Company's ongoing transformation plan.  Mr. MacDonald has significant relevant leadership experience, having recently served as the President and CEO of Hertz Rental Equipment Corporation. Previously, he served as President and CEO of ETP Holdco Corp. and as President and CEO of Sunoco, where he led significant and successful business transformation efforts.

Leslie A. Brun, CDK's Non-Executive Chairman of the Board, said, "Steve has been critical to building CDK's business and guiding CDK's transformation following its successful spinoff from ADP, and thanks to his leadership, CDK is well positioned for continued success.  On behalf of the Board and management team, we are grateful for Steve's numerous contributions and accomplishments over his career and look forward to continuing to work with him as we implement this succession plan."

"It has been a privilege and a highlight of my professional career to work alongside the dedicated and talented associates at CDK and to serve our clients worldwide," said Mr. Anenen. "Since our successful spinoff from ADP, we have developed and are executing a transformation plan that will serve as a foundation for continued value creation and success, and I believe now is the logical time for me to begin the process of turning the reins over to CDK's next CEO. I am committed to supporting a seamless transition and have great confidence in CDK's ability to continue to thrive under Brian's leadership."

Mr. Brun continued, "The selection of Brian to succeed Steve reflects the Board's deliberate and focused succession plan. We have worked closely with Brian since his appointment to CDK's Board this past June, and have experienced firsthand his strong leadership abilities, his financial acumen, and his understanding of the automotive and technology sectors. We are fortunate to have found someone of Brian's caliber and are confident he is the right leader to help enhance value and drive the Company forward into its next phase of success."

"I am honored to be selected to succeed Steve as CDK's next CEO," said Mr. MacDonald. "Under Steve's leadership, CDK has established a track record of strong execution and I hope to build on his legacy as I step into my new role. Over the coming months, I will be working closely with Steve and the rest of the management team to ensure a smooth leadership transition.  My focus will be executing CDK's transformation plan while positioning CDK to continue delivering long-term value for shareholders, clients and associates well into the future."

About Brian P. MacDonald
Mr. MacDonald most recently served as President and Chief Executive Officer of Hertz Rental Equipment Corporation, and, from September 2014 to November 2014, as interim CEO of Hertz Corporation. He previously served as President and CEO of ETP Holdco Corp., an entity formed following Energy Transfer Partners' $5.3 billion acquisition of Sunoco, Inc. in 2012. Prior to that acquisition, Mr. MacDonald served as Chairman, President and CEO of Sunoco. He joined the company in 2009 as Senior Vice President and Chief Financial Officer. During his tenure at Sunoco, the company undertook a substantial restructuring to strengthen and transform the organization and better position it for growth. Sunoco exited unprofitable operations, significantly reduced costs, improved efficiencies, and refocused on established high-return businesses. Mr. MacDonald has also held executive management roles at Dell, General Motors Corporation, and Isuzu Motors Limited. He currently serves on the board of directors of Computer Sciences Corporation (NYSE:CSC) and previously served as a director of Ally Financial, Inc. (NYSE:ALLY).

About CDK Global
With more than $2 billion in revenues, CDK GlobalTM is the largest global provider of integrated information technology and digital marketing solutions to the automotive retail industry and adjacencies. CDK Global provides solutions in more than 100 countries around the world, serving more than 27,000 retail locations and most automotive manufacturers. CDK Global's solutions automate and integrate critical workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles, with an increasing focus on utilizing data analytics and predictive intelligence. Visit cdkglobal.com.

Forward-Looking Statements
This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including forecasts for CDK Global's fiscal year ending June 30, 2016, statements concerning CDK Global's business transformation plan, other plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, business trends, intention to make share repurchases and to declare and pay future dividends and other information, may be forward-looking statements. Words such as "might," "will," "may," "could," "should," "estimates," "expects," "continues," "contemplates," "anticipates," "projects," "plans," "potential," "predicts," "intends," "believes," "forecasts," "future," "assumes," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these forward-looking statements.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: CDK Global's ability to timely and effectively implement its transformation plan as planned; success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in overall market and economic conditions, technology trends, and auto sales and advertising trends; competitive conditions; changes in regulations; changes in technology; security breaches, interruptions, failures and/or other errors involving CDK Global's systems or networks; availability of skilled technical personnel and the impact of new acquisitions and divestitures. The statements in this document are made as of the date of this document, even if subsequently made available by CDK Global on its website or otherwise. CDK Global disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed in CDK Global's reports filed with the Securities and Exchange Commission (SEC), including those discussed under "Part I, Item 1A. Risk Factors" in CDK Global's Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and its most recent Quarterly Report on Form 10-Q should be considered in evaluating any forward-looking statements contained herein. These filings can be found on CDK Global's website at www.cdkglobal.com and the SEC's website at www.sec.gov.

Investor Relations Contacts:
Elena Rosellen
973.588.2511
elena.rosellen@cdk.com

Jennifer Gaumond
847.485.4424
jennifer.gaumond@cdk.com

Media Contact:
Kyle Donash
847.485.4335
kyle.donash@cdk.com